EXHIBIT 99.1

For Immediate Release

Contact:    Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Third Quarter Operating Results For Fiscal 2020

Greenwich, Connecticut, September 8, 2020 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported financial and operating results for the three and nine months ended July 31, 2020, and provided information regarding financial and operational activities in light of the ongoing COVID-19 pandemic.

The following are statistics about our portfolio that are useful in assessing the impact of COVID-19 on our business:

COVID-19 UPDATE (as of July 31, 2020)

•
Of our 81 properties, 74 are shopping centers and free-standing, net-leased retail bank or restaurant properties.  The remaining properties are small two-story suburban office buildings in Greenwich, CT and Bronxville, NY and a childcare center in Chester, NJ.

•
All 74 of our shopping centers and/or free-standing, net-leased retail bank or restaurant properties are open and operating, with 95.8% of our total tenants open and operating based on Annualized Base Rent (“ABR”).

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All of our shopping centers include necessity-based tenants, with approximately 70.2% of our tenants, based on ABR, either designated “essential businesses” during the early stay-at-home period of the pandemic in the tri-state area or otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.  Those “essential businesses” are 96.3% open.

We have received 406 rent relief requests from our tenants, out of approximately 900 tenants in our consolidated portfolio, with most requests received during the early days of the pandemic when stay-at-home orders were in place and many businesses made to close, but we continue to receive a smaller number of new requests even after businesses have re-opened, and in some cases, follow-on requests from tenants to which we had already provided temporary rent relief.  Subsequently, approximately 110 of the 406 tenants withdrew their request for rent relief or paid their rent in full.  We have been evaluating each request on a case-by-case basis to determine the best course of action, recognizing that in many cases some type of concession may be appropriate and beneficial to our long-term interests.  Although each negotiation has been specific to that tenant, most of these concessions have been in the form of deferred rent for some portion of rents due in April through August, to be paid back over the later part of the lease, preferably within a period of one year or less.  A much smaller portion of these concessions have been in the form of rent abatement.  At July 31, 2020, the 406 tenants that had originally requested rent relief (of which approximately 110 subsequently withdrew their request for rent relief or paid), represent 45.3% of our consolidated ABR and occupy 38.5% of our consolidated Gross Leasable Area (“GLA”).  As of July 31, 2020, we had completed lease amendments with approximately 194 tenants that have requested rent relief, representing deferments of approximately $2.6 million in total lease income ($1.9 million of our third quarter lease income) or approximately 2.7% of our ABR and representing abatements of approximately $492,000 or approximately 0.5% of our ABR. The weighted average payback period for the $2.6 million of deferred rents is 8.1 months.

RENTAL COLLECTIONS UPDATE (as of September 4, 2020)

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81% of total April 2020 base rent, common area maintenance charges (“CAM”) and real estate taxes have been paid. The ratio is based on collections to pre-pandemic contractual lease amounts billed, without the application of any security deposits).

•
81% of total third quarter 2020 base rent, CAM and real estate taxes have been paid. The ratio is based on collections to pre-pandemic contractual lease amounts billed, without the application of any security deposits).

•
79% of total August 2020 base rent, CAM and real estate taxes have been paid. The ratio is based on collections to pre-pandemic contractual lease amounts billed, without the application of any security deposits).

The following are statistics about our company and balance sheet as of July 31, 2020 that are useful in assessing the impact of COVID-19 on our business:

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We increased our provision for uncollectable tenant accounts receivable by $1.6 million in the quarter ended July 31, 2020 ($0.04 per Class A Common share), primarily as a result of uncertainty regarding the ongoing COVID-19 pandemic.  This figure represents a financial reporting charge to earnings and Funds From Operations (“FFO”) (1), but the company intends to collect all unpaid rents from its tenants to the extent possible.

•
In accordance with generally accepted accounting principles (“GAAP”), if the company determines that the collection of a tenant’s future lease payments is not probable, the company must change the revenue recognition for that tenant to cash-basis from accrual basis.  In light of the financial pressure that COVID-19 has been placing on many of our local tenants, we re-evaluated all of those tenants in the third quarter, and as a result of that assessment, have switched 58 tenants, or 6.4% of the approximately 900 tenants in our consolidated portfolio, to cash-basis accounting.  This assessment required the company to write off an additional $1.8 million in billed but uncollected rents and $910,000 in straight-line rents (combined representing $0.07 per Class A Common share). This figure represents a financial reporting charge to earnings and FFO, but the company intends to collect all unpaid rents from its tenants to the extent possible.

•	We have $42.3 million of cash & cash equivalents currently on our balance sheet.
•	We have $64 million available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing for approximately the next 17 months.
•	We have temporarily redirected our Acquisitions Department’s efforts to focus on tenant lease modification negotiations.
•
We have taken proactive measures to manage costs, including reducing, where possible, our common area maintenance spending. We have one ongoing construction project with approximately $5.5 million remaining to complete the project.  Otherwise, only minimal construction is underway.

•
The health and safety of the company’s employees and their families is a top priority. In mid-March, we seamlessly transitioned 100% of our workforce to working on a remote basis.  In accordance with Connecticut state regulations, our office opened at less than 50% capacity on May 20, 2020, with employees encouraged to continue working from home when feasible consistent with business needs.

THIRD QUARTER 2020

•	$1.6 million of net income attributable to common stockholders ($0.04 per diluted Class A Common share).
•	$9.2 million of FFO ($0.24 per diluted Class A Common share).
•	FFO was reduced by $4.3 million ($0.11 per Class A share) due to the above-noted increases in the COVID-19 related tenant accounts receivable reserves and write-offs.
•	91.6% of our consolidated portfolio was leased at July 31, 2020.
•	11.8% average increase in base rental rates on new leases over the last four quarters.
•	3.6% average increase in base rental rates on lease renewals over the last four quarters.
•	On July 17, 2020, we paid a $0.07 per share quarterly cash dividend on our Class A Common Stock and a $0.0625 per share quarterly cash dividend on our Common Stock.
 (1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations:
•
The company’s Board of Directors declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock. All dividends on the preferred stock will be paid on October 30, 2020 to shareholders of record on October 16, 2020.

•
As a result of COVID-19 and the continuing economic uncertainty resulting from the COVID-19 pandemic, the company’s Board of Directors approved a dividend on its Common and Class A Common stock that is reduced when compared to pre-pandemic amounts, but double last quarter’s dividend. The declared dividend will be $0.14 per Class A Common share and $0.125 per Common share, respectively.  This reduced dividend will preserve $5.5 million of cash in the fourth quarter when compared with pre-pandemic common stock dividend levels.   Dividends on the Common shares and Class A Common shares will be paid on October 16, 2020 to holders of record on October 2, 2020. The company’s Board of Directors will continue to monitor the company’s financial performance and economic outlook and intends to adjust the Class A Common and Common stock dividends during fiscal 2021 to at least the amount required to maintain compliance with its REIT taxable income distribution requirements.

“Our thoughts and prayers continue to go out to all of those impacted by the COVID-19 pandemic, along with great appreciation and respect for those operating every day on the front lines,” said Willing L. Biddle, President and Chief Executive Officer. Mr. Biddle continued…. “[t]he New York City suburban area, where our properties are primarily located, was one of the hardest hit areas of the country at the onset of the pandemic, but has rebounded to be a model on how to coexist with this virus until a vaccine is available.  This was accomplished with the hard work and dedication of our public servants, medical teams and community residents. All of our shopping centers are open and functioning, and our property managers have been reporting that the centers are bustling with customers who are generally acting in a socially-responsible manner by wearing masks and socially distancing where practicable.  We have been focused on protecting the health and well-being of our employees, supporting our tenants and working with the communities to which we and our properties belong. Thankfully, due to our long-term strategy, 84% of our properties, measured by square feet, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained open and thriving during this crisis, proving how critical they are to the communities that they serve. Commercial landlords like us are facing difficult times with many stores having been forced to temporarily close, but we are pleased to report that 96% of our tenant businesses are now open and operating and doing their best to get back to a new normal.  We are not naïve as to the difficulties and financial stress our tenants have faced and will continue to face from this pandemic, and our top priority is to work with all of those tenants to make sure their businesses survive and thrive coming out the other side of this pandemic.  What this means is that because we are a strong company with a fortress-like balance sheet and strong resources, we have the ability to partner with select tenants to defer, or in select cases, abate their rents until their businesses rebound.  Our collections of contractual rents (before any deferrals or abatements or application of security deposits) was in the 81% range for April and averaged about 81% in our third quarter and 79% in August, and we are hopeful that percentage will continue to rise in September and in the months to come.  At those levels of collections, we can safely cover our fixed costs and preferred dividends with cash flow left over to pay some level of common stock dividends.  We understand that, unfortunately, this is not the dividend level that our investors are used to seeing from our company.  Like nearly all of our retail REIT peers, our earnings have been negatively impacted as a result of tenant collections being significantly less than pre-pandemic levels, but this pandemic is a historical event that we must all bear through with hope and great expectations for the other side.  It’s possible that our lives and our overall business may not completely return to “normal” until a vaccine becomes available to the general population. In the meantime, we will do our best to advance our business, adjusting to the new normal and with great anticipation for when we can restore our common stock dividend to a more customary level.  Our leasing team has already started to see green shoots of leasing activity within our portfolio.  Residential brokers within the suburban markets around New York City, where our properties are located, are reporting an acceleration of city dwellers looking to move to the suburbs, and we expect this long anticipated migration will help our suburban tenant businesses.  This quarter, accounting rules required us to take almost $0.11 per share in COVID-19 related collectability charges, which is the main reason for our lower earnings. Our company entered this pandemic in a very strong position both from an operating and balance sheet perspective, and we fully expect to emerge in good shape on the other side, given our superior real estate, low leverage, high percentage of grocery and pharmacy anchored properties, financial liquidity, flexibility and dedicated employees.”

Net income applicable to Class A Common and Common stockholders for the third quarter of fiscal 2020 was $1,576,000 or $0.04 per diluted Class A Common share and $0.04 per diluted Common share, compared to $7,270,000 or $0.19 per diluted Class A Common share and $0.17 per diluted Common share in last year’s third quarter.  Net income attributable to Class A Common and Common stockholders for the first nine months of fiscal 2020 was $9,446,000 or $0.25 per diluted Class A Common share and $0.22 per diluted Common share, compared to $18,922,000 or $0.50 per diluted Class A Common share and $0.44 per diluted Common share in the first nine months of fiscal 2019.

FFO for the third quarter of fiscal 2020 was $9,230,000 or $0.24 per diluted Class A Common share and $0.22 per diluted Common share, compared with $14,219,000 or $0.37 per diluted Class A Common share and $0.33 per diluted Common share in last year’s third quarter.  For the first nine months of fiscal 2020, FFO amounted to $32,414,000 or $0.85 per diluted Class A Common share and $0.76 per diluted Common share, compared to $40,958,000 or $1.08 per diluted Class A Common share and $0.96 per diluted Common share in the corresponding period of fiscal 2019.

Both net income applicable to Class A Common and Common stockholders and FFO for the nine and three months ended July 31, 2020 were reduced by $5.8 million (approximately $0.15 per Class A Common share) and $4.3 million (approximately $0.11 per Class A Common share) respectively, primarily related to COVID-19 related collectability adjustments to accounts receivable and straight-line rent receivable.

At July 31, 2020, the company’s consolidated properties were 91.6% leased (versus 92.9% at the end of fiscal 2019) and 89.6% occupied (versus 91.2% at the end of fiscal 2019).  The company currently has 382,400 square feet of vacancy in its consolidated portfolio, 32,000 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 150,000 square feet of vacant space.  Also, as previously discussed, at July 31, 2020, the leased percentage treats as leased, and the July 31, 2020 occupancy percentage treats as unoccupied,  65,700 square feet of retail space (1.4% of our consolidated square footage) formerly ground leased by Toys R’ Us and Babies R’ Us for $0 at the company’s Danbury Square shopping center in Danbury, CT.  The new owner of this ground lease, which acquired the lease out of the Toys R’ Us bankruptcy process, has not informed the company if it has secured a new tenant for the space.  This vacancy has no cash flow impact on the company.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At July 31, 2020, the company had equity interests in six unconsolidated joint ventures (719,000 square feet), which were 91.1% leased (96.1% at October 31, 2019).

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 202 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2020 and 2019 results (Unaudited)
 (in thousands, except per share data)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2020	2019	2020	2019

Revenues
Lease income	$90,003	$99,067	$26,855	$32,457
Lease termination	460	194	112	177
Other	3,964	3,504	1,832	1,758
Total Revenues	94,427	102,765	28,799	34,392

Expenses
Property operating	15,085	16,855	4,355	5,020
Property taxes	17,615	17,603	5,897	5,885
Depreciation and amortization	21,587	20,928	7,304	7,002
General and administrative	8,495	7,149	2,111	2,230
Directors' fees and expenses	287	265	94	73
Total Operating Expenses	63,069	62,800	19,761	20,210

Operating Income	31,358	39,965	9,038	14,182

Non-Operating Income (Expense):
Interest expense	(10,123)	(10,607)	(3,475)	(3,497)
Equity in net income from unconsolidated joint ventures	1,160	1,007	184	289
Unrealized holding gains arising during the periods	-	-	(109)	-
Gain on sale of marketable securities	258	403	258	-
Gain (loss) on sale of property	(328)	409	-	409
Interest, dividends and other investment income	359	228	27	44
Net Income	22,684	31,405	5,923	11,427

Noncontrolling interests:
Net income attributable to noncontrolling interests	(3,001)	(3,295)	(935)	(1,094)
Net income attributable to Urstadt Biddle Properties Inc.	19,683	28,110	4,988	10,333
Preferred stock dividends	(10,237)	(9,188)	(3,412)	(3,063)

Net Income Applicable to Common and Class A Common Stockholders	$9,446	$18,922	$1,576	$7,270

Basic Earnings Per Share:
Per Common Share:	$0.22	$0.45	$0.04	$0.17
Per Class A Common Share:	$0.25	$0.51	$0.04	$0.19

Diluted Earnings Per Share:
Per Common Share:	$0.22	$0.44	$0.04	$0.17
Per Class A Common Share:	$0.25	$0.50	$0.04	$0.19

Dividends Per Share:
Common	$0.5625	$0.735	$0.0625	$0.245
Class A Common	$0.63	$0.825	$0.07	$0.275

Results of Operations

The following information summarizes our results of operations for the nine months and three months ended July 31, 2020 and 2019 (amounts in thousands):

	Nine months ended				Change Attributable to
	July 31,		Increase (Decrease)		Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Revenues	2020	2019		% Change
Base rents	$75,013	$75,122	$(109)	(0.1)%	$(256)	$147
Recoveries from tenants	21,166	24,664	(3,498)	(14.2)%	47	(3,545)
Uncollectible amounts in lease income	(3,490)	(719)	(2,771)	385.4%	-	(2,771)
ASC Topic 842 cash basis lease income reversal	(2,686)	-	(2,686)	100.0%	(9)	(2,677)
Lease termination	460	194	266	137.1%	-	266
Other income	3,964	3,504	460	13.1%	(25)	485

Operating Expenses
Property operating	15,085	16,855	(1,770)	(10.5)%	(155)	(1,615)
Property taxes	17,615	17,603	12	0.1%	(51)	63
Depreciation and amortization	21,587	20,928	659	3.1%	(87)	746
General and administrative	8,495	7,149	1,346	18.8%	n/a	n/a

Non-Operating Income/Expense
Interest expense	10,123	10,607	(484)	(4.6)%	306	(790)
Interest, dividends, and other investment income	359	228	131	57.5%	n/a	n/a

	Three Months Ended				Change Attributable to
	July 31,		Increase (Decrease)		Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Revenues	2020	2019		% Change
Base rents	$24,130	$24,841	$(711)	(2.9)%	$(119)	$(592)
Recoveries from tenants	7,056	7,839	(783)	(10.0)%	77	(860)
Uncollectible amounts in lease income	(1,645)	(223)	(1,422)	637.7%	-	(1,422)
ASC Topic 842 cash basis lease income reversal	(2,686)	-	(2,686)	100.0%	22	(2,708)
Lease termination income	112	177	(65)	(36.7)%	-	(65)
Other income	1,832	1,758	74	4.2%	(20)	94

Operating Expenses
Property operating	4,355	5,020	(665)	(13.2)%	(97)	(568)
Property taxes	5,897	5,885	12	0.2%	(36)	48
Depreciation and amortization	7,304	7,002	302	4.3%	(18)	320
General and administrative	2,111	2,230	(119)	(5.3)%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,475	3,497	(22)	(0.6)%	74	(96)
Interest, dividends, and other investment income	27	44	(17)	(38.6)%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2020 and 2019 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents decreased by 0.1% to $75.0 million for the nine month period ended July 31, 2020 as compared with $75.1 million in the comparable period of 2019.  Base rents decreased by 2.9% to $24.1 million for the three month period ended July 31, 2020 as compared with $24.8 million in the comparable period of 2019. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In the first nine months of fiscal 2019, we purchased one property totaling 177,000 square feet, and sold one property totaling 10,100 square feet.  In the first nine months of fiscal 2020, we sold two properties totaling 18,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the nine months ended July 31, 2020 when compared with fiscal 2019.

Properties Held in Both Periods:

Revenues

Base Rent
The net increase in base rents for the nine month period ended July 31, 2020, when compared to the corresponding prior periods, was predominantly caused by an increase in base rents at most properties related to normal base rent increases provided for in our leases, new leasing at some properties and base rent revenue related to two new grocery store leases for which rental recognition began in the first nine months of fiscal 2020.  The new grocery tenants are Whole Foods at our Valley Ridge shopping center in Wayne, NJ and DeCicco's at our Eastchester, NY property.  This increase was offset by a decrease in base rent revenue at seven properties related to tenant vacancies.  The most significant of these vacancies were the vacating of TJ Maxx at our New Milford, CT property, the vacancy of two tenants at our Cos Cob, CT property, the vacancy of two tenants at our Orange, CT property and the vacancy caused by the bankruptcy of Modell's at our Ridgeway shopping center in Stamford, CT. In addition, base rent decreased as a result of providing a rent reduction for the grocery store tenant at our Bloomfield, NJ property.

The net decrease in base rents for the three month period ended July 31, 2020, when compared to the corresponding prior periods, was predominantly related to the vacancy caused by the bankruptcy of Modell's at our Ridgeway shopping center in Stamford, CT.

In the first nine months of fiscal 2020, we leased or renewed approximately 329,600 square feet (or approximately 7.3% of total consolidated GLA).  At July 31, 2020, the Company’s consolidated properties were 91.6% leased (92.9% leased at October 31, 2019).

Tenant Recoveries
In the nine month and three month periods ended July 31, 2020, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $3.5 million and $860,000, respectively, when compared with the corresponding prior periods.

The decrease for the nine month period was the result of having lower common area maintenance expenses in the nine month period of fiscal 2020 when compared with the nine month period of fiscal 2019.  This decrease was caused by significantly lower snow removal costs in the winter of 2020 when compared with the winter of 2019.  In addition, throughout our third quarter of fiscal 2020, in response to the COVID-19 pandemic, we made a conscious effort to reduce common area maintenance costs at our shopping centers to help reduce the overall tenant reimbursement rents charged to our tenants.  In addition, the reduction was caused by a negative variance relating to reconciliation of the accruals for real estate tax recoveries billed to tenants in the first half of fiscal 2019 and 2020.  The decrease was further accentuated by accruing a lower percentage of recovery at most of our properties as a result of our assessment that many of our smaller local tenants will have difficulty paying the full amounts required under their leases as a result of the COVID-19 pandemic.  This assessment was based on the fact that many smaller tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of our third quarter.  These net decreases were offset by increased tax assessments at our other properties held in both periods, which increases the amount of tax due and the amount billed back to tenants for those billings.

The decrease for the three month period was the result of having lower common area maintenance expenses in the three month period of fiscal 2020 when compared with the three month period of fiscal 2019.  Throughout our third quarter, in response to the COVID-19 pandemic, we made a conscious effort to reduce common area maintenance costs at our shopping centers to help reduce the overall tenant reimbursement rents charged to our tenants.  The decrease was further accentuated by accruing a lower percentage of recovery at most of our properties as a result of our assessment that many of our smaller local tenants will have difficulty paying the full amounts required under their leases as a result of the COVID-19 pandemic.  This assessment was based on the fact that many smaller tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of our third quarter.  These net decreases were offset by increased tax assessments at our other properties held in both periods, which increases the amount of tax due and the amount billed back to tenants for those billings.

Uncollectable Amounts in Lease Income
In the nine month and three month periods ended July 31, 2020, uncollectable amounts in lease income increased by $2.8 million and $1.4 million, respectively.  This increase was predominantly the result of an increase in our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-going COVID-19 pandemic.  Many non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a large portion of our third quarter.  Our assessment was based on the premise that as we emerge from the COVID-19 pandemic, our non-credit small shop tenants will need to use most of their resources to re-establish their business footing and any existing accounts receivable attributable to these tenants would most likely be uncollectable.

ASC Topic 842 Cash Basis Lease Income Reversals
ASC Topic 842 "Leases" requires amongst other things, that if the collectability of a specific tenants future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant and any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of analyzing our entire tenant base as a result of the COVID-19 pandemic, we determined that 58 tenants’ future lease payments were no longer probable of collection (6.4% of our approximate 900 tenants) and as a result of this assessment in the third quarter of fiscal 2020 we reversed previously billed lease income that was uncollected in the amount of $1.8 million, which represented 1.8% of our ABR.  In addition, as a result of this assessment, we reversed $910,000 of accrued straight-line rent receivables related to these 58 tenants, which equated to 0.9% of our ABR. These reductions are a direct reduction of lease income in our third quarter of fiscal 2020.

Expenses

Property Operating
In the nine month and three month periods ended July 31, 2020, property operating expenses decreased by $1.6 million and $568,000, respectively, as a result of a large decrease in snow removal costs and parking lot repairs in the first half of fiscal 2020 when compared with the first half of fiscal 2019 and an overall reduction of other common area maintenance expenses as a result of COVID-19 pandemic.

Property Taxes
In the nine month and three month periods ended July 31, 2020, property tax expense was relatively unchanged when compared with the corresponding prior periods.  In the first half of fiscal 2020, one of our properties received a large real estate tax expense reduction as a result of a successful tax reduction proceeding. This decrease was offset by increased tax assessments at our other properties held in both periods, which increases the amount of tax due.

Interest
In the nine month and three month periods ended July 31, 2020, interest expense decreased by $790,000 and $96,000, respectively, when compared with the corresponding prior periods, as a result of a reduction in interest expense related to our Facility.  In October 2019, we used a portion of the proceeds from a new series of preferred stock to repay all amounts outstanding on our Facility.

Depreciation and Amortization
In the nine month and three month periods ended July 31, 2020, depreciation and amortization increased by $746,000 and $320,000, respectively, when compared with the prior periods, primarily as a result of a write off of tenant improvements related to a tenant that vacated our Danbury, CT and Stamford, CT properties in fiscal 2020 and increased depreciation for tenant improvements for a large re-tenanting project at our Orange, CT property.

General and Administrative Expenses
In the nine month period ended July 31, 2020, general and administrative expenses increased by $1.3 million when compared with the corresponding prior period, as a result of an increase of $1.4 million in restricted stock compensation expense in the second quarter of fiscal 2020 for the accelerated vesting of the grant value of restricted stock for our former Chairman Emeritus when he passed away in the second quarter of fiscal 2020.  General and administrative expenses for the three month period ended July 31, 2020 when compared with the corresponding prior period were relatively unchanged.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the nine month and three month periods ended July 31, 2020 and 2019 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2020 and 2019
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders to Funds From Operations:	Nine months ended		Three Months Ended
	July 31,		July 31,
	2020	2019	2020	2019
Net Income Applicable to Common and Class A Common Stockholders	$9,446	$18,922	$1,576	$7,270

Real property depreciation	16,994	16,930	5,658	5,597
Amortization of tenant improvements and allowances	3,245	2,706	1,170	974
Amortization of deferred leasing costs	1,279	1,223	451	411
Depreciation and amortization on unconsolidated joint ventures	1,122	1,129	375	376
(Gain)/loss on sale of property	328	(409)	-	(409)
Loss on sale of property in unconsolidated joint venture	-	457	-	-

Funds from Operations Applicable to Common and Class A Common Stockholders	$32,414	$40,958	$9,230	$14,219

Funds from Operations (Diluted) Per Share:
Common	$0.76	$0.96	$0.22	$0.33
Class A Common	$0.85	$1.08	$0.24	$0.37

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,479	9,313	9,281	9,398
Class A Common and Class A Common Equivalent	29,610	29,637	29,540	29,675

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Nine Months Ended July 31,			Three Months Ended July 31,
	2020	2019	% Change	2020	2019	% Change
Same Property Operating Results:

Number of Properties (Note 4)	74			74

Revenue (Note 2)
Base Rent (Note 3)	$69,750	$71,598	-2.6%	$21,254	$23,735	-10.5%
Provision for tenant credit losses-same property	(3,490)	(719)	385.4%	(1,645)	(223)	637.7%
ASC Topic 842 cash-basis lease income reversal-same property	(1,758)	-	100.0%	(1,758)	-	100.0%
Recoveries from tenants	20,320	23,860	-14.8%	6,699	7,568	-11.5%
Other property income	763	824	-7.4%	570	475	20.0%
	85,585	95,563	-10.4%	25,120	31,555	-20.4%

Expenses
Property operating	8,260	9,993	-17.3%	2,298	2,877	-20.1%
Property taxes	16,995	17,039	-0.3%	5,693	5,662	0.5%
Other non-recoverable operating expenses	1,294	1,353	-4.4%	488	491	-0.6%
	26,549	28,385	-6.5%	8,479	9,030	-6.1%

Same Property Net Operating Income	$59,036	$67,178	-12.1%	$16,641	$22,525	-26.1%

Other reconciling items:
Other non same-property net operating income	1,394	1,466		524	556
Other Interest income	336	268		88	91
Other Dividend Income	182	97		-	-
Consolidated lease termination income	460	194		112	178
Consolidated amortization of above and below market leases	523	448		174	157
Consolidated straight line rent income	1,744	672		1,194	71
Equity in net income of unconsolidated joint ventures	1,160	1,007		184	289
Taxable REIT subsidiary income/(loss)	719	222		393	97
Solar income/(loss)	(91)	(194)		100	(18)
Storage income/(loss)	714	692		240	240
Unrealized holding gains arising during the periods	-	-		(109)	-
Gain on sale of marketable securities	258	403		258	-
Interest expense	(10,123)	(10,607)		(3,475)	(3,497)
General and administrative expenses	(8,495)	(7,149)		(2,111)	(2,230)
Provision for tenant credit losses	(3,490)	(719)		(1,645)	(223)
Provision for tenant credit losses-same property	3,490	719		1,645	223
ASC Topic 842 cash-basis lease income reversal	(1,776)	-		(1,776)	-
ASC Topic 842 cash-basis lease income reversal-same property	1,758	-		1,758	-
Directors fees and expenses	(287)	(265)		(94)	(73)
Depreciation and amortization	(21,587)	(20,928)		(7,304)	(7,003)
Adjustment for intercompany expenses and other	(2,913)	(2,508)		(874)	(365)

Total other -net	(36,024)	(36,182)		(10,718)	(11,507)
Income from continuing operations	23,012	30,996	-25.8%	5,923	11,018	-46.2%
Gain (loss) on sale of real estate	(328)	409		-	409
Net income	22,684	31,405	-27.8%	5,923	11,427	-48.2%
Net income attributable to noncontrolling interests	(3,001)	(3,295)		(935)	(1,094)
Net income attributable to Urstadt Biddle Properties Inc.	$19,683	$28,110	-30.0%	$4,988	$10,333	-51.7%

Same Property Operating Expense Ratio (Note 1)	80.5%	88.3%	-7.8%	83.8%	88.6%	-4.8%

Note 1 - Represents the percentage of property operating expense and real estate tax expense recovered from tenants under operating leases
Note 2 - Excludes straight line rent, above/below market lease rent and lease termination income
Note 3 - Base rents for the nine and three months ended July 31, 2020 are reduced by approximately $1.9 million in rents that were deferred and approximately $492,000 in rents that were abated as a result of COVID-19
Note 4 - Includes only properties owned for the entire period of both periods presented

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	July 31,	October 31,
	2020	2019
	(Unaudited)
Assets
Cash and Cash Equivalents	$42.271	$94,079

Real Estate investments before accumulated depreciation	$1,151,635	$1,141,770

Investments in and advances to unconsolidated joint ventures	$28,305	$29,374

Total Assets	$1,021,205	$1,072,304

Liabilities
Revolving credit line	$35,000	$-

Mortgage notes payable and other loans	$301,597	$306,606

Total Liabilities	$385,483	$414,704

Redeemable Noncontrolling Interests	$62,942	$77,876

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$572,780	$579,724